EXHIBIT 99.2

NEWS RELEASE
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
                                              JOSEPH J. LAHTI, PRESIDENT AND CEO
BILL BARTKOWSKI                                             GARY W. GRIFFIN, CFO
INVESTOR RELATIONS ADVISOR                                     PH:  612.943.1951
PH:      888.642.1955 (TOLL FREE) OR 612.344.1012              FAX: 612.943.2090
FAX:     612.344.1001



               SHUFFLE MASTER, INC. ADOPTS SHAREHOLDER RIGHTS PLAN
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MINNEAPOLIS . . . Monday, June 29, 1998 . . . Shuffle Master, Inc. (NASDAQ
National Market: SHFL) announced that its Board of Directors has adopted a Shareholder Rights Plan under which preferred stock purchase rights will be distributed on July 10, 1998, at the rate of one Right for each outstanding share of the Company's common stock, to shareholders of record on that date.

The plan is designed to deal with the serious problem of unilateral actions by hostile acquirers which take advantage of temporary weakness in an issuer's stock. These actions are calculated to deprive an issuer's Board and its shareholders of their ability to realize the long-term value of an issuer's significant strategic investments. The Shuffle Master shareholder rights plan is intended to increase the likelihood that the Company's shareholders will realize the long-term value of their investment.

Joseph J. Lahti, Chairman and CEO of Shuffle Master stated, "While the mechanics of the plan are cumbersome, the underlying equation is simple. If any person or group acquires 20% or more of Shuffle Master's common stock, all shareholders on that date, other than the shareholder(s) with the 20% or greater position, will have the right to purchase additional shares at a 50% discount to the then-current market value. The number of shares that can be purchased will be based on a formula that divides $18 by the then-current market value discounted by 50%."

The Plan specifies that each Right will entitle holders of Shuffle Master common stock to buy one-hundredth of a share of a new series of preferred stock at a price of $18, subject to adjustment. The Rights will generally become exercisable after a person or group acquires beneficial ownership of 20% or more of the Company's common stock or announces a tender offer upon consummation of which such person or group would own 20% or more of the Company's common stock.

If any person or group becomes the owner of 20% or more of the Company's common stock, then, in lieu of the right to purchase preferred stock, each Right will thereafter entitle its holder (other than an acquiring person or member of an acquiring group) to purchase shares of the Company's common stock in an amount equal to the exercise price ($18) of one one-hundredth share of the preferred stock divided by 50% of the then-current market price of one share of common stock.


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In addition, if the Company is acquired in a merger or other business combination transaction, or sells 20% or more of its assets or earnings power then, in lieu of the right to purchase preferred stock, each Right will thereafter generally entitle its holder to purchase common shares of the acquiring company using the same formula as for the Company's common stock.

The Rights will expire in ten years unless earlier redeemed or terminated. At the option of the Board of Directors, the Company generally may amend the Rights or redeem the Rights at $0.01 per Right at any time prior to the time a person or group has acquired 20% of the Company's common stock.

The Board adopted the new Plan to protect against future abusive takeover tactics such as partial tender offers and selective open market purchases. The Plan is intended to assure that shareholders receive fair and equitable treatment in the event of unsolicited attempts to acquire the Company. The Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all shareholders, and will not do so.

Additional detail regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders following the record date.

The Board is considering and may adopt additional measures to protect against abusive takeover tactics.

Shuffle Master, Inc. is a Minneapolis-based company specializing in providing innovative products and services to the casino industry.

                                      # # #

THIS RELEASE CONTAINS FORWARD LOOKING STATEMENTS THAT REFLECT RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: CHANGES IN THE LEVEL OF ACCEPTANCE OF THE COMPANY'S EXISTING PRODUCTS; COMPETITIVE ADVANCES; ACCELERATION AND/OR DECELERATION OF VARIOUS PRODUCT DEVELOPMENT AND ROLL OUT SCHEDULES; CONSUMER AND INDUSTRY ACCEPTANCE OF THE COMPANY'S PRODUCTS IN NEW JURISDICTIONS AND NEW PRODUCTS AS INTRODUCED; HIGHER THAN EXPECTED PRODUCT DEVELOPMENT AND/OR ROLL OUT COSTS; CURRENT AND/OR UNANTICIPATED FUTURE LITIGATION; GENERAL ECONOMIC CONDITIONS; REGULATORY AND JURISDICTIONAL ISSUES INVOLVING SHUFFLE MASTER SPECIFICALLY, AND FOR THE GAMING INDUSTRY IN GENERAL; THE RELATIVE FINANCIAL HEALTH OF THE GAMING INDUSTRY BOTH NATIONALLY AND INTERNATIONALLY; AND THE RISKS AND FACTORS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.